Exhibit 10.34
Loan No. R10178T03
SINGLE ADVANCE TERM LOAN SUPPLEMENT
     THIS SUPPLEMENT to the Master Loan Agreement dated October 13, 2004 (the “MLA”), is entered into as of June 11, 2007, between CoBANK, ACB (“CoBank”) and AMAIZING ENERGY DENISON, LLC, Denison, Iowa (the “Company”).
     Any amendments, adjustments, or waivers of the covenants and terms of this loan agreement (i.e., this Supplement, and, while this Supplement is in effect, the MLA) will require the approval and concurrence of the USDA Rural Development and CoBank.
     SECTION 1. The Term Loan Commitment. On the terms and conditions set forth in the MLA, CoBank agrees to make a single advance loan to the Company in an amount not to exceed $250,000 (the “Commitment”). The Commitment shall expire at 12:00 Noon (Company’s local time) on February 1, 2009, or on such later date as CoBank may, in its sole discretion, authorize in writing.
     SECTION 2. Purpose. The purpose of the Commitment is to partially finance the construction of Amaizing Energy Atlantic, LLC, Atlantic, Iowa.
     SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate:
     CoBank Base Rate. At a rate per annum equal at all times to plus 45/100 of 1% above the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.
     Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.
     SECTION 4. Promissory Note. The Company promises to repay the loan on February 1, 2009. If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next day on which CoBank is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan at the rate and at the times set forth above.
     SECTION 5. Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). Unless otherwise agreed by CoBank, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.
     SECTION 6. Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to CoBank on the execution hereof a loan origination fee in the amount of $2,500.00.

     IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		AMAIZING ENERGY DENISON, LLC

By:	/s/ Penny Probasco	By:	/s/ Sam J. Cogdill

Title:	Assistant Corporate Secretary	Title:	Chairman, CEO